Exhibit 99.1

FOR IMMEDIATE RELEASE

SolarCity Announces Second Quarter 2014 Financial Results

Record 218 MW Booked and 107 MW Deployed

Nominal Contracted Payments Remaining Up to $3.3 Billion

Retained Value of $1.8 Billion

SAN MATEO, Calif., Aug. 7, 2014—SolarCity (Nasdaq: SCTY) today announced financial results for the second fiscal quarter ended June 30, 2014.

In the second quarter of 2014, SolarCity continued to build out a stronger and broader platform to significantly expand the adoption of distributed, clean energy. We experienced unprecedented demand in the quarter with triple-digit year-over-year growth in all our key operating metrics. Our development efforts continued to gather momentum with 107 MW Deployed and 218 MW Booked in the quarter. We passed the 140,000-customer mark in June 2014—with more than 30,000 customers added in the second quarter alone—an increase of 218% over the year ago quarter.

Our expanding base of leased solar assets is expected to support a meaningful level of operating lease revenue for the next 20 years. We ended the second quarter of 2014 with cumulative MW Deployed of 756 MW and $3.3 billion of Estimated Nominal Contracted Payments Remaining. Our deployed solar power systems are now capable of producing over 1,000 GWh annually, and our aggregate portfolio produced more than 3.5 GWh per day several times before the end of the second quarter. We are firmly on track to achieve our goal of 500 MW-550 MW Deployed in 2014 and 900 MW – 1,000 MW in 2015. At the midpoint of guidance, we estimate we would exit next year with more than 2 GW of cumulative deployments and annualized electricity production of ~2.8 terawatt-hours (TWh). This would put us on a path to fulfill our goal to become one of the largest suppliers of electricity in the United States.

Q2 2014 Operating Highlights

We made substantial progress in the build out of our platform to deliver cleaner and cheaper distributed energy in the second quarter of 2014. Key operating and development highlights of the quarter include:

•	MW Deployed of 107 MW, up 102% year-over year (with residential MW Deployed up 111% year-over-year to 90 MW). Total cumulative MWs Deployed reached 756 MW as of June 30, 2014.

•	MW Booked totaled 218 MW, up 216% as compared to Q2 2013.

•	Cumulative Energy Contracts increased to 128,933, up 114% since the end of the second quarter of 2013 (and 28% since the end of the first quarter 2014).

•	Cumulative Customers grew to 141,034, up 102% since the end of the second quarter of 2013 (and 27% since the end of the first quarter 2014).

Estimated Nominal Contracted Payments and Retained Value

Due to the long-term nature of our operating lease contracts—typically 20-year terms—and the related GAAP accounting for such contracts, we rely upon the following operating metrics to manage our business and believe these metrics present a meaningful representation of our new sales activity and business outlook:

•	Estimated Nominal Contracted Payments Remaining increased by $811 million in Q2 2014 to $3,312 million at June 30, 2014, up 135% year-over-year and 32% since the end of the first quarter of 2014.

•	Retained Value forecast increased to $1,804 million, or $1.72/W, at June 30, 2014.

Q2 2014 GAAP Operating Income Statement

For the second quarter of 2014, Operating Leases and Solar Energy Systems Incentives Revenue was $43.2 million, up 110% from $20.6 million in the second quarter of 2013, owing largely to an increase in cumulative operating lease MW Deployed. Total revenue for the second quarter increased 62% as compared to the year-ago period to $61.3 million.

Operating Leases and Solar Energy Systems Incentives Gross Margin was 52%. Non-cash amortization of intangibles of $2 million impacted Operating Leases and Solar Energy Systems Incentives Gross Margin by 5%. Consolidated Gross Profit Margin was 37%.

Total Operating Expenses were $97.2 million for the second quarter of 2014, rising 123% from $43.6 million in the second quarter of 2013. Expressed as a ratio of MW booked, operating expenses declined year-over-year and sequentially to $0.45/W. Non-cash amortization of intangibles and stock compensation expense accounted for $18.3 million of reported operating expenses.

Loss from Operations in the second quarter of 2014 was $74.3 million as compared to $35.5 million in the second quarter of 2013.

GAAP net loss attributable to stockholders per diluted share was ($0.52).

Non-GAAP Earnings per Share [EPS] Before Noncontrolling Interests

While GAAP EPS is based upon net income (loss) attributable to common stockholders, we also report non-GAAP EPS based upon net income (loss). The only difference between GAAP EPS and non-GAAP EPS is the sole line item net income (loss) attributable to non-controlling interests and redeemable noncontrolling interests.

Under GAAP accounting, we report net income (loss) attributable to noncontrolling interests and redeemable noncontrolling interests to reflect our joint venture fund investors’ allocable share in the results of these joint venture financing funds. Income (loss) attributable to noncontrolling interests and redeemable noncontrolling interests is calculated based primarily on the hypothetical liquidation at book value, or HLBV method, which assumes that the joint venture funds are liquidated at the reporting date, even though liquidation may or may not ever occur. Additionally the returns that will be allocated to the investors over the expected terms of the funds may differ significantly from the amounts calculated under the HLBV method. Accordingly, we also report non-GAAP EPS based on earnings before net income (loss) attributable to noncontrolling interests and redeemable noncontrolling interests per share, which we view as a better measure of our operating performance.

According to this definition, non-GAAP earnings before noncontrolling interests and redeemable noncontrolling interests per share was ($0.96) in the second quarter of 2014.

See below for a reconciliation of GAAP EPS to non-GAAP EPS.

Q2 2014 GAAP Cash Flows and Financing and Investing Details

With each new Energy Contract, SolarCity creates a recurring, predictable cash flow stream. Our financial strategy is to maximize retained value for shareholders by covering Investing Activities with cash generated from Operating and Financing Activities.

Investing Activities are primarily comprised of the capital investment in distributed generation solar energy systems under long-term Energy Contracts with customers, while Financing Activities represent the funding of solar energy systems investments through investor partners and lenders. Key highlights of SolarCity’s Investing and Financing Activities include:

•	Capital Investment in Solar Energy Systems, Leased and to Be Leased, of $262.9 million in Q2 2014

•	Undeployed Tax Equity Financing Capacity of 155 MW as of July 31, 2014

For the second quarter ended June 30, 2014, net cash used in Operating Activities was ($36.5 million), while net cash used in Investing Activities was ($276.8 million) and net cash provided by Financing Activities (before equity and convertible notes issuances) was $195.7 million.

Defined as Operating Cash Flows plus Financing Cash Flows net of Investing Cash Flows (excluding equity and convertible note issuances), net cash flow was ($117.6 million) in the quarter ended June 30, 2014. As of June 30, 2014, Cash and cash equivalents totaled $405.3 million.

Condensed Statement of Cash Flows

$ in thousands	Three months ended:
Net Cash (Used In) Provided By:	Jun. 30, 2013	Mar. 31, 2014	Jun. 30, 2014
Operating activities	$65,626	($23,308)	($36,486)
Investing activities	($151,158)	($192,574)	($276,782)
Financing activities (before equity/convertible notes issuances)	$104,978	$153,220	$195,702

Net cash (used) provided before equity/convertible notes issuance	$19,446	($62,662)	($117,566)
Net cash provided by equity/convertible notes issuance	$12,866	$5,133	$3,276
Net (decrease) increase in cash and cash equivalents	$32,312	($57,529)	($114,290)

Guidance for Q3 2014 and the Full Years 2014 and 2015

Looking ahead, we expect MW deployed of between 135 MW – 150 MW in Q3 2014, up 83% year-over-year at the midpoint.

For Q3 2014, we also expect:

•	GAAP Operating Lease and Solar Energy Systems Incentive Revenue: $50 million – $55 million

•	GAAP Solar Energy Systems Sale Revenue: $4 million – $8 million

•	GAAP Operating Lease and Solar Energy Systems Incentive Gross Margin: 50%-55% (including the impact of $2 million in amortization of intangibles)

•	GAAP Operating Expenses: $115 million – $125 million (including $3 million in amortization of intangibles)

•	Non-GAAP EPS (before Income (Loss) Attributable to Noncontrolling Interests and Redeemable Noncontrolling Interests): ($1.10) – ($1.20)

We continue to expect MW Deployed of 500 MW – 550 MW in 2014 and 900 MW – 1,000 MW in 2015

Earnings Conference Call

We will hold a conference call today at 5:00 pm Eastern Daylight Time to discuss our second quarter 2014 financial results and outlook for the third quarter 2014. A live webcast of the call may be accessed over the Internet at the “Events and Presentations” link of the Investor Relations section of our website at http://investors.solarcity.com/events.cfm.

Participants should follow the instructions provided on the website to download and install the necessary audio applications in advance of the call. In addition, the earnings presentation slides will be available on our Investor Relations site by 5:00 pm Eastern. The conference call can be accessed live over the phone by dialing 1-877-407-0784, or for international callers, 1-201-689-8560. A replay will be available two hours after the call and can be accessed by dialing 1-877-870-5176, or for international callers, 1-858-384-5517. The passcode for the live call and the replay is 13587478. The replay will be available until August 14, 2014.

About SolarCity

SolarCity® (Nasdaq:SCTY) provides clean energy. The company has disrupted the century-old energy industry by providing renewable electricity directly to homeowners, businesses and government organizations for less than they spend on utility bills. SolarCity gives customers control of their energy costs to protect them from rising rates. The company makes solar energy easy by taking care of everything from design and permitting to monitoring and maintenance. SolarCity currently serves 15 states and signs a new customer every two minutes. Visit the company online at www.solarcity.com and follow the company on Facebook & Twitter.

Forward Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties, including statements regarding SolarCity’s customer and market growth opportunities; the deployment of megawatts including estimated Q3, full-year 2014, and full-year 2015 megawatt deployment; estimated GAAP revenue, gross margin, operating expenses and non-GAAP EPS for Q3 2014; estimated nominal contracted payments remaining; forecasted retained value under energy contracts; the amount of megawatts that can be deployed based on committed available financing; estimated annualized electricity production for 2014 and 2015; and assumptions relating to the foregoing.

Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved, if at all. Forward-looking statements are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. As of the date hereof, we have bookings and financing for only a portion of the orders needed to achieve our megawatt projections and therefore expect the megawatts we need to deploy to meet our projections to be sourced in part from new deployments of solar systems not currently under contract. In order to meet our projections, we will need to expand our workforce, increase our installation efficiency and exceed our existing bookings rate relative to what we have achieved to date. Additional key risks and uncertainties include the level of demand for our solar energy systems, the availability of a sufficient, timely, and cost-effective supply of solar panels and balance of system components, the effects of future tariffs and other trade barriers, changes in federal tax treatment, the effect of electric utility industry regulations, net metering and related policies, the availability and amount of rebates, tax credits and other financial incentives, the availability and amount of financing from fund investors, the retail price of utility-generated electricity or the availability of alternative energy sources, risks associated with SolarCity’s rapid growth, risks that consumers who have executed energy contracts included in reported MW booked, nominal contracted payments remaining and backlog may seek to cancel those contracts, assumptions as to retained value under energy contracts and contract renewal rates and terms, including applicable net present values, performance-based incentives, and other rebates, credits and expenses, SolarCity’s limited operating history, particularly as a new public company, changes in strategic planning decisions by management or reallocation of internal resources, completion of preparation of financial statements and general market, political, economic and business conditions. You should read the section entitled “Risk Factors” in our most recent Quarterly Report on Form 10-Q, which has been filed with the Securities and Exchange Commission, which identifies certain of these and additional risks and uncertainties. We do not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as otherwise required by law.

SolarCity Corporation

Condensed Consolidated Balance Sheets

(In Thousands)	December 31, 2013	June 30, 2014
	(audited)	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$577,080	$405,261
Restricted cash	19,182	24,060
Accounts receivable, net	23,011	22,268
Rebates receivable	20,131	24,819
Inventories	111,394	143,917
Deferred income tax asset	9,845	9,619
Prepaid expenses and other current assets	27,020	43,971

Total current assets	787,663	673,915
Restricted cash	301	301
Solar energy systems, leased and to be leased – net	1,682,521	2,109,343
Property and equipment – net	22,407	29,149
Goodwill and intangible assets – net	278,169	266,996
Other assets	38,473	62,607

Total assets	$2,809,534	$3,142,311

Liabilities and equity
Current liabilities:
Accounts payable	$121,556	$141,845
Distributions payable to noncontrolling interests and redeemable noncontrolling interests	20,390	11,788
Current portion of deferred U.S. Treasury grants income	15,340	15,331
Accrued and other current liabilities	72,157	83,297
Customer deposits	8,828	7,167
Current portion of deferred revenue	59,899	77,206
Current portion of long-term debt	7,422	136,170
Current portion of solar asset-backed notes	3,155	5,948
Current portion of lease pass-through financing obligation	29,041	32,161
Current portion of sale leaseback financing obligation	418	433

Total current liabilities	338,206	511,346
Deferred revenue, net of current portion	410,161	496,003
Long-term debt, net of current portion	238,612	264,665
Convertible senior notes	230,000	230,000
Solar asset-backed notes, net of current portion	49,780	114,993
Long-term deferred tax liability	9,238	9,019
Lease pass-through financing obligation, net of current portion	64,167	56,463
Sale leaseback financing obligation, net of current portion	14,338	14,117
Deferred U.S. Treasury grants income, net of current portion	412,469	405,168
Other liabilities and deferred credits	193,439	173,568

Total liabilities	1,960,410	2,275,342
Redeemable noncontrolling interests in subsidiaries	44,709	123,926
Stockholders’ equity:
Common stock	10	10
Additional paid-in capital	819,914	869,722
Accumulated deficit	(202,326)	(274,041)

Total stockholders’ equity	617,598	595,691
Noncontrolling interests in subsidiaries	186,817	147,352

Total equity	804,415	743,043

Total liabilities and equity	$2,809,534	$3,142,311

SolarCity Corporation

Condensed Consolidated Statements of Operations

(In Thousands Except per Share Amounts)	Three Months Ended
	June 30, 2013	June 30, 2014
	(unaudited)	(unaudited)
Revenue:
Operating leases and solar energy systems incentives	$20,608	$43,181
Solar energy systems and components sales	17,341	18,153

Total revenue	37,949	61,334
Cost of revenue:
Operating leases and solar energy systems incentives	6,794	20,826
Solar energy systems and components sales	23,014	17,635

Total cost of revenue	29,808	38,461

Gross profit	8,141	22,873

Operating expenses:
Sales and marketing	21,344	55,771
General and administrative	21,917	38,387
Research and development	349	3,000

Total operating expenses	43,610	97,158

Loss from operations	(35,469)	(74,285)

Interest expense, net	5,421	12,892
Other expense, net	162	1,307

Loss before income taxes	(41,052)	(88,484)
Income tax (provision) benefit	(25)	24

Net loss	(41,077)	(88,460)
Net loss attributable to noncontrolling interests and redeemable noncontrolling interests	(1,614)	(40,808)

Net loss attributable to stockholders	$(39,463)	$(47,652)

Net loss per share attributable to common stockholders:
Basic	$(0.52)	$(0.52)
Diluted	$(0.52)	$(0.52)

Weighted average shares used to compute net loss per share attributable to common stockholders:
Basic	76,530	92,252
Diluted	76,530	92,252

SolarCity Corporation

Condensed Consolidated Statements of Cash Flows

(In Thousands)

	Three Months Ended June 30,	Three Months Ended June 30,
(In Thousands)	2013	2014
	(unaudited)	(unaudited)
Operating activities:
Net loss	$(41,077)	$(88,460)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Loss on disposal of property and equipment and construction in progress	—	601
Depreciation and amortization net of amortization of deferred U.S. Treasury grant income	8,357	20,993
Interest on lease pass-through financing obligation	2,998	4,415
Stock-based compensation	5,027	16,044
Deferred income taxes	—	3
Reduction in lease pass-through financing obligation	(8,757)	(12,759)
Changes in operating assets and liabilities:
Restricted cash	(2,348)	(17,688)
Accounts receivable	(4,947)	3,603
Rebates receivable	(3,941)	(1,419)
Inventories	9,587	(37,679)
Prepaid expenses and other current assets	(1,932)	(8,618)
Other assets	(1,566)	(4,637)
Accounts payable	20,180	42,969
Accrued and other liabilities	38,811	(135)
Customer deposits	(531)	1,569
Deferred revenue	45,765	44,712

Net cash provided by (used in) operating activities	65,626	(36,486)
Investing activities:
Payments for the cost of solar energy systems, leased and to be leased	(149,620)	(262,913)
Purchase of property and equipment	(1,538)	(2,869)
Investment in promissory notes receivable and other advances	—	(11,000)

Net cash used in investing activities	(151,158)	(276,782)

Financing activities:
Investment fund financings, bank and other borrowings:
Borrowings under long-term debt	19,029	98,394
Repayments of long-term debt	(8,887)	(1,329)
Proceeds from issuance of solar asset-backed notes	—	67,435
Repayments of borrowings under solar asset-backed notes	—	(1,516)
Repayments of sale-leaseback financing obligation	(191)	(103)
Proceeds from lease pass-through financing obligation	15,961	11,261
Repayment of capital lease obligations	(379)	—
Proceeds from investment by noncontrolling interests and redeemable noncontrolling interests in subsidiaries	71,493	102,703
Distributions paid to noncontrolling interests and redeemable noncontrolling interests in subsidiaries	(32,450)	(81,260)
Proceeds from U.S. Treasury grants	40,402	117

Net cash provided by financing activities before equity issuances	104,978	195,702
Equity issuances:
Proceeds from exercise of common stock warrants	8,034	—
Proceeds from exercise of stock options	4,832	3,276

Net cash provided by equity issuances	12,866	3,276

Net cash provided by financing activities	117,844	198,978

Net increase in cash and cash equivalents	32,312	(114,290)
Cash and cash equivalents, beginning of period	127,294	519,551

Cash and cash equivalents, end of period	$159,606	$405,261

Operating Activity Metrics:

	Q2 2013	Q1 2014	Q2 2014	Cumulative
MW Booked	69	136	218
MW Deployed	53	82	107	756
Customers	9,563	17,664	30,372	141,034
Energy Contracts	9,040	17,344	28,324	128,933
Estimated Nominal Contracted Payments Remaining - $m				$3,312

Reconciliation from GAAP EPS to Non-GAAP EPS:

Three Months Ended June 30, 2014	$ in thousands	Net Loss per Share	Diluted Weighted Avg. Common Shares Outstanding (000s)
GAAP Net Income Attributable to Stockholders	($47,652)	($0.52)	92,252
- GAAP Net Loss Attributable to Noncontrolling Interests and Redeemable Noncontrolling Interests	($40,808)	($0.44)	92,252

= Non-GAAP Net Loss Attributable to Noncontrolling Interests and Redeemable Noncontrolling Interests	($88,460)	($0.96)	92,252

Glossary of Definitions

“MW” or “megawatts” represents the DC nameplate megawatt production capacity.

“Backlog” represents the aggregate megawatt capacity of solar energy systems not yet deployed as of the date specified pursuant to Energy Contracts and contracts for solar energy system direct sales executed as of such date.

“Customers” includes all residential, commercial and government buildings where we have installed or contracted to install a solar energy system, or performed or contracted to perform an energy efficiency evaluation or other energy efficiency services.

“Energy Contracts” includes all residential, commercial and government leases and power purchase agreements pursuant to which consumers use or will use energy generated by a solar energy system that we have installed or contracted to install. For landlord-tenant structures in which we contract with the landlord or development company, we include each residence as an individual contract. For commercial customers with multiple locations, each location is deemed a contract if we maintain a separate contract for that location.

“MW Booked” represents the aggregate megawatt production capacity of solar energy systems pursuant to customer contracts signed (with no contingencies remaining) during the applicable period net of cancellations during the applicable period. This metric includes solar energy systems booked under Energy Contracts as well as solar energy system direct sales.

“MW Deployed” represents the megawatt production capacity of solar energy systems that have had all required building department inspections completed during the applicable period. This metric includes solar energy systems deployed under Energy Contracts as well as for solar energy system direct sales.

“Nominal Contracted Payments Remaining” equals the estimated sum of cash payments obligated to be paid to us under our Energy Contracts over the remaining term of such contracts. This metric includes Energy Contracts for solar energy systems already deployed and in Backlog. As an example, if a customer is 2 years into her 20 year contract, then 18 years of contract payments remain. As an additional example, if a customer chose to pre-pay her Energy Contract, then it is included in estimated Nominal Contracted Payments Remaining only while it is in Backlog as the pre-payment has not been received. Payments for direct sales are not included.

“Retained Value” forecast represents the sum of both “Retained Value under Energy Contract” and “Retained Value Renewal.” Retained Value under Energy Contract represents the forecasted net present value of Nominal Contracted Payments Remaining and estimated performance-based incentives allocated to us, net of amounts we are obligated to distribute to our fund investors, upfront rebates, depreciation, renewable energy certificates, solar renewable energy certificates and estimated operations and maintenance, insurance, administrative and inverter replacement costs. This metric includes Energy Contracts for solar energy systems deployed and in Backlog. Retained Value Renewal represents the forecasted net present value of the payments SolarCity would receive upon Energy Contract renewal through a total term of 30 years, assuming all Energy Contracts are renewed at a rate equal to 90% of the contractual rate in effect at expiration of the initial term. This metric is net of estimated operations and maintenance, insurance, administrative and inverter replacement costs. This metric includes Energy Contracts for solar energy systems deployed and in Backlog.

“Retained Value per Watt” is computed by dividing cumulative retained value as of such date by the sum of total MWs deployed under Energy Contracts as of such date plus MWs booked under Energy Contracts as of such date but not yet deployed.

“Undeployed Tax Equity Financing Capacity” represents a forecast of the amount of MW that can be deployed based on committed available tax equity financing for Energy Contracts.

Investor Contact

Aaron Chew

investors@solarcity.com

650-963-5920